Exhibit 10.1

Liberty Energy & Ian Spowart

October 1, 2009

Mr. Ryan Hudson & Michael Carey
Trius Energy, L.L.C.
11615 Angus Rd, Suite 203
Austin, TX  78759

Re:  Letter of Intent

Dear Trius,

This letter outlines certain basic, key business points of the proposed business transaction between the Seller of said property and Liberty Energy & Ian Spowart (Purchaser(s)), pursuant to which Seller will sell to Purchaser(s) and Purchaser(s) will ourchase from Seller the property described herein.

Seller:                  Trius Energy, L.L.C.

Purchaser:               Liberty Energy & Ian Spowart

Properties:              Dahlstrom Lease, Ratliff Lease & Lockhart Lease

Use: To continue production of acquired assets on all (3) projects listed above.

Purchase Price:          $125,000 for (100% WI @ 75% NRI) in the Dahlstrom
                         Lease, (2% WI @ 75% NRI) in the Ratliff Lease and (100%
                         WI @ 70% NRI) in the Lockhart Lease.

Option Stipulation:      Option and purchase period is predicated on a "First
                         Right of Purchase" basis. Liberty will have the option to close on the listed properties either prior to the option expiring or prior to another buyer closing on any of the named properties currently under option.
                         Liberty will agree that if they are not able to close on said properties prior to the option dates expiring or prior to another purchase of said properties that Liberty will immediately relinquish all rights of purchase.

Ernest Money:            Purchaser and Seller agree that no earnest monies are
                         due on this sale.

Feasibility Period:      Purchaser will have 15 days after the completion of due
                         diligence visit to review data acquired and submit a formal, binding contract to proceed with purchase, 10/16/09.

Closing: Closing shall be at such time as agreed to by the parties hereto, but in no event more than thirty (30) days after the contract is executed. All, if any, liens will need to be paid off and removed, copies of the reciept(s) and new legal opinion are to be presented to the buyer within 30 days or less from each projects closing date.

Utilities:               Seller to provide Purchaser with all information
                         regarding exisiting utilities to the property.

Commission:              Purchaser and Seller agree that no commissions are due
                         on this sale.

Contract:                Purchaser and Seller agree to use best efforts to
                         negotiate a full contract containing all terms and conditions within fifteen (15) days from the date of the due diligence, 11/1/09. This contract shall govern the sale/purchase described herein and as such must be acceptable to all parties. During the period through 11/1, Seller agrees not to negotiate with other parties on this prospect or the following (A-B):

                         A) Marcee Well No. 1
                         B) Carmen Lease


Sincerely,

By: /s/ Ian Spowart
   ----------------------------

Liberty Energy
President and CEO
Ian Spowart


The above terms are acceptable to the undersigned;


By: /s/ Michael Carey
   ----------------------------

Trius Energy, Managing Venturer